Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Second Quarter 2009 Results

BOSTON, Massachusetts, May 14, 2009 — National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the second quarter ended March 31, 2009.

Second Quarter Results.

Revenue for the quarter ended March 31, 2009 was $240.7 million, an increase of $5.8 million, or 2.5%, over revenue for the quarter ended March 31, 2008.  The increase in revenue was primarily related to organic growth of $4.4 million, including growth related to new programs that began operations during the last three quarters of the fiscal year ended September 30, 2008 (“fiscal 2008”) and the first two quarters of the fiscal year ended September 30, 2009 (“fiscal 2009”).  In addition, revenue increased approximately $3.4 million as a result of acquisitions that closed during the last three quarters of fiscal 2008 and the first two quarters of fiscal 2009.  Revenue growth was partially offset by a reduction in revenue of approximately $2.0 million from businesses we divested in fiscal 2008.

Income from operations for the quarter ended March 31, 2009 was $10.3 million, a decrease of $1.1 million as compared to income from operations for the quarter ended March 31, 2008.  The operating margin was 4.3% for the quarter ended March 31, 2009, a decrease from 4.9% for the quarter ended March 31, 2008.

Net loss for the quarter ended March 31, 2009 was $1.2 million compared to net loss of $1.3 million for the quarter ended March 31, 2008.

Adjusted EBITDA(1) for the quarter ended March 31, 2009 was $23.7 million, a decrease of $0.6 million, or 2.5%, as compared to Adjusted EBITDA for the quarter ended March 31, 2008.  Adjusted EBITDA was negatively impacted by an increase in labor costs, a payor contract settlement and increased spending on growth initiatives.

(1) Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  A reconciliation of Adjusted EBITDA to net loss is provided on page 5.

Year-to-Date Results

Revenue for the six months ended March 31, 2009 was $482.0 million, an increase of $14.9 million, or 3.2%, over revenue for the six months March 31, 2008.  The increase in revenue was primarily related to organic growth of $12.5 million, including growth related to new programs that began operations during fiscal 2008 and the first two quarters of fiscal 2009.  In addition, revenue increased approximately $6.5 million as a result of acquisitions that closed during fiscal 2008 and the first two quarters of fiscal 2009.  Revenue growth was partially offset by a reduction in revenue of approximately $4.1 million from businesses we divested in fiscal 2008.

Income from operations for the six months ended March 31, 2009 was $20.8 million, a decrease of $2.6 million as compared to income from operations for the six months ended March 31, 2008.  The operating margin was 4.3% for the six months ended March 31, 2009, a decrease from 5.0% for the six months ended March 31, 2008.

Net loss for the six months ended March 31, 2009 was $3.5 million compared to net loss of $1.7 million for the six months ended March 31, 2008.

Adjusted EBITDA(1) for the six months ended March 31, 2009 was $47.4 million, a decrease of $2.1 million, or 4.2%, as compared to Adjusted EBITDA for the six months ended March 31, 2008.  Adjusted EBITDA was negatively impacted by an increase in labor costs, a payor contract settlement and increased spending on growth initiatives and business process improvements.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, May 15, 2009 at 11:00 a.m. EDT to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EDT on Friday, May 22, 2009. Those wishing to participate in the May 15 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and medically complex challenges.  The MENTOR Network’s customized services offer its clients, as well as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 35 states and the District of Columbia.

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From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed as Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.  Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP.  While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2009	2008	2009	2008
Statements of Operations Data:
Net revenues	$240,737	$234,953	$481,970	$467,058
Cost of revenues	184,386	177,717	367,474	354,155
Gross profit	56,351	57,236	114,496	112,903
General and administrative expenses	32,724	33,045	67,326	64,128
Depreciation and amortization	13,287	12,711	26,341	25,333
Income from operations	10,340	11,480	20,829	23,442
Management fee of related party (1)	(259)	(339)	(482)	(791)
Other expense, net	(440)	(217)	(801)	(183)
Interest income	28	162	144	452
Interest income from related party	117	—	117	—
Interest expense	(11,742)	(12,000)	(24,181)	(24,183)
Loss from continuing operations before income taxes	(1,956)	(914)	(4,374)	(1,263)
(Benefit) provision for income taxes	(700)	393	(736)	479
Loss from continuing operations	(1,256)	(1,307)	(3,638)	(1,742)
Income (loss) income from discontinued operations, net of tax	74	(32)	116	84
Net loss	$(1,182)	$(1,339)	$(3,522)	$(1,658)

Additional financial data:
Program rent expense (2)	$6,279	$5,998	$12,624	$12,034
Adjusted EBITDA (3)	$23,732	$24,346	$47,433	$49,526

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2009	2008	2009	2008
Reconciliation from Net loss to Adjusted EBITDA:

Net loss	$(1,182)	$(1,339)	$(3,522)	$(1,658)
(Benefit) provision for income taxes	(700)	393	(736)	479
Interest income	(28)	(162)	(144)	(452)
Interest income from related party	(117)	—	(117)	—
Interest expense	11,742	12,000	24,181	24,183
Depreciation and amortization	13,287	12,711	26,341	25,333
Management fee of related party(1)	259	339	482	791
Loss on disposal of property and equipment	208	115	267	405
Gain on disposal of business units	—	(35)	(38)	(65)
(Income) loss from discontinued operations, net of tax	(74)	32	(116)	(84)
Stock-based compensation (4)	337	292	835	594
Adjusted EBITDA (3)	$23,732	$24,346	$47,433	$49,526

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	March 31, 2009	September 30, 2008
Balance Sheet Data:
Cash and cash equivalents	$15,869	$38,908
Working capital(5)	42,554	55,878
Total assets	991,382	1,016,433
Total debt (6)	511,927	513,920
Shareholders’ equity	223,708	237,128

	Six Months Ended
	March 31, 2009	March 31, 2008
Other Financial Data :
Cash flows provided by (used in):
Operating activities	$22,296	$24,707
Investing activities	(36,219)	(14,262)
Financing activities	(9,116)	(2,130)

Purchases of property and equipment	17,263	9,140
Cash paid for acquisitions, net of cash received	13,113	5,876

(1)	Represents management fees paid to Vestar Capital Partners V, L.P.
(2)	Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.
(3)	Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.
(4)	Represents non-cash stock-based compensation expense.
(5)	Working capital is calculated by subtracting current liabilities from current assets.
(6)	Total debt includes obligations under capital leases.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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